Exhibit 11

Wireless One, Inc.
Earnings Per share Computation Information


                                                Three Months Ended
                                                     March 31
                                                1998            1997

Net Loss                                    (19,307,394)     (18,904,285)

        Weighted average common
         shares outstanding                  16,910,064       16,946,697

Net loss per common share                         (1.14)           (1.12)
                                             ==========       ==========


The above earnings per share (EPS) calculations are submitted in accordance with APB Opinion No. 15. An EPS calculation in accordance with Regulation S-K item 601 (b) (11) is not shown above because it produces an antidilutive result. The following information is disclosed for purposes of calculating the antidilutive EPS:

Weighted average common
        shares outstanding                   16,910,064       16,946,697

Shares issuable upon exercise
        of options and warrants                   -                 -
                                            -----------      -----------

Weighted average shares
        outstanding                          16,910,064       16,946,697

Net loss per common share                         (1.14)           (1.12)
                                            ===========      ===========